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                                                                Exhibit 5

                         [Sara Lee Corporation letterhead]

                                   January 29, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Sara Lee Corporation
               Registration Statement on Form S-8

Ladies and Gentlemen:

          I am Senior Vice President, Secretary and General Counsel of Sara Lee Corporation (the "Company"). In that connection, I am familiar with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 60,000,000 shares of the Company's common stock, $.01 par value ("Common Stock"), including the preferred stock purchase rights appurtenant thereto, to be offered to participants in the Company's 1998 Long-Term Incentive Stock Plan (the "1998 Plan"), and $10,000,000 aggregate amount of deferred compensation obligations ("Deferred Compensation Obligations") of the Company to be offered to participants in the Company's Executive Deferred Compensation Plan (the "Compensation Plan," and together with the 1998 Plan, the "Plans"). The terms of the preferred stock purchase rights are set forth in the Rights Agreement dated as of March 26, 1998 (the "Rights Agreement") between the Company and First Chicago Trust Company of New York, as Rights Agent.

          I am also familiar with the Articles of Restatement of Charter and the Amended By-Laws of the Company and all supplements or amendments thereto and resolutions of the Board of Directors of the Company relating to the Plans and the Registration Statement.

          In this connection, I have examined or caused to be examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company and others as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original, certified or photostatic copies, the authenticity of the originals of such certified or photostatic documents and the legal capacity of all natural persons. As to any facts material to the opinions expressed herein which were not independently established or verified by me, I have relied upon statements and representations of certain officers and other representatives of the Company and others.

          Based upon the foregoing, I am of the opinion that:

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          1.  The Company is duly incorporated and validly existing under the laws of the State of Maryland.

          2. If the Company's Board of Directors or a duly authorized committee thereof authorizes the issuance of authorized and unissued shares of Common Stock for the consideration provided in the 1998 Plan, each such share will, when (i) the Registration Statement shall have become effective under the Act and (ii) a certificate representing such share shall have been duly executed, countersigned and registered and duly delivered against the receipt by the Company of the consideration provided in the 1998 Plan, be validly issued, fully paid and non-assessable.

          3. The preferred stock purchase rights associated with each share of Common Stock referred to in paragraph 2 will be validly issued when
(i) such rights shall have been duly issued in accordance with the terms of the Rights Agreement and (ii) such share shall have been duly issued and paid for as set forth in paragraph 2.

          4.  The Compensation Plan has been duly adopted by the Company.

          5. The Deferred Compensation Obligations have been duly authorized by the Company, and each Deferred Compensation Obligation will be a legally issued and binding obligation of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when (i) the Registration Statement shall have become effective under the Act and (ii) such Deferred Compensation Obligation shall have been duly issued in accordance with the terms of the Compensation Plan.

          I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of shares of Common Stock or Deferred Compensation Obligations.

          This opinion is limited to the General Corporation Law of the State of Maryland.

          I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to my attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

          I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

                              Sincerely,

                              /s/ Janet Langford Kelly

                              Janet Langford Kelly